                                                                    EXHIBIT 11.1

                        DIGITAL GENERATION SYSTEMS, INC.
               STATEMENTS OF COMPUTATION OF WEIGHTED AVERAGE AND
                    PRO FORMA COMMON SHARES AND EQUIVALENTS
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)



                                                     THREE MONTHS ENDED           NINE MONTHS ENDED
                                                        SEPTEMBER 30,                SEPTEMBER 30,
                                                  --------------------------   --------------------------
                                                       1996          1995           1996          1995
                                                  ------------  ------------   ------------  ------------
                                                          (Unaudited)                  (Unaudited)
Net loss                                          $    (2,397)  $    (2,386)   $    (6,872)  $    (6,502)
                                                  ============  ============   ============  ============


Weighted average common shares outstanding             11,575           897          8,638           893
Weighted average common equivalent shares:
  Weighted average preferred stock outstanding                        7,109          2,424         6,832
Adjustments to reflect requirements of
  the Securities and Exchange
  Commission's Staff Accounting
    Bulletin No. 83:
  Common stock issuances                                                195             65           195
  Convertible preferred stock issuances                                 581            194           581
  Preferred stock warrants                                               20              7            20
  Common stock option grants                                            748            249           748
                                                  ------------  ------------   ------------  ------------

Total weighted average common shares
  and equivalents                                      11,575
                                                  ============

Pro forma total weighted average
  common shares and equivalents                                       9,550         11,577         9,269
                                                                ============   ============  ============


Net loss per share                                $     (0.21)
                                                  ============

Pro forma net loss per share                                    $     (0.25)   $     (0.59)  $     (0.70)
                                                                ============   ============  ============